Exhibit 10.1

PROMISSORY NOTE

December 20, 2005

$810,000.00

FOR VALUE RECEIVED, the undersigned, HyperFeed Technologies,Inc., a Delaware corporation, promises to pay to the order of PICO Holdings, Inc., a California corporation, the principal sum of Eight Hundred and Ten Thousand Dollars and no cents ($810,000.00), together with the interest thereon at the rate of seven percent (7%) per annum, commencing on the date hereof and continuing until the principal sum is paid in full. Interest shall be computed on the basis of a 365-day year.

PICO Holdings, Inc. acknowledges that the funds borrowed pursuant to this Promissory Note are subordinate to any existing loans from Lakeside Bank.

The entire unpaid principal balance of, and all interest under, this Promissory Note shall be due and payable not later than January 31, 2006. The indebtness evidenced hereby may be prepaid in whole or part at any time without penalty. Any payment or prepayment shall be applied first to interest and second to the principal due and payable hereunder.

HyperFeed Technologies, Inc. covenants that, if suit be brought to enforce the payment of the principal or interest under this Promissory Note, it will pay PICO Holdings, Inc. such further amount as shall be reasonable to cover the cost and expense of collection including reasonable attorney fees.

HyperFeed Technologies, Inc.

/s/ Paul Pluschkell
By: Paul Pluschkell
Title: President & Chief Executive Officer